===============================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                             -----------------------

                            PIONEER COMPANIES, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)


                                   723643300
                                 (CUSIP Number)

                                STACEY W. SEEWALD
                           SANDLER CAPITAL MANAGEMENT
                          711 FIFTH AVENUE, 15TH FLOOR
                               NEW YORK, NY 10022
                                (212) 754-8100

                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                             -----------------------

                                 with a copy to:
                                 DOUGLAS A. CIFU
                  PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
                           1285 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10019

                               DECEMBER 20, 2006
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 1(f) or 1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

===============================================================================

-----------------------------                      ----------------------------
7236433300                                                       Page  2 of 22
-----------------------------                      ----------------------------

-------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Sandler Associates
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

-------------------------------------------------------------------------------
3        SEC USE ONLY


-------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         WC
-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
-------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        32,370 shares
          NUMBER OF             -----------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                      -0-
           PERSON               -----------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        32,370 shares
                                -----------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         32,370 shares
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.27%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
-------------------------------------------------------------------------------

-----------------------------                      ----------------------------
7236433300                                                       Page  3 of 22
-----------------------------                      ----------------------------

-------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Sandler Associates II, LP
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

-------------------------------------------------------------------------------
3        SEC USE ONLY


-------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         WC
-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
-------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        1,480 shares
          NUMBER OF             -----------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                      -0-
           PERSON               -----------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        1,480 shares
                                -----------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,480 shares
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.01%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
-------------------------------------------------------------------------------

-----------------------------                      ----------------------------
7236433300                                                       Page  4 of 22
-----------------------------                      ----------------------------

-------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Sandler Offshore Fund, Inc.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

-------------------------------------------------------------------------------
3        SEC USE ONLY


-------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         WC
-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         British Virgin Islands
-------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        13,574 shares
          NUMBER OF             -----------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                      -0-
           PERSON               -----------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        13,574 shares
                                -----------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         13,574 shares
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.12%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
-------------------------------------------------------------------------------

-----------------------------                      ----------------------------
7236433300                                                       Page  5 of 22
-----------------------------                      ----------------------------

-------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Sandler Plus Master Fund, Ltd.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

-------------------------------------------------------------------------------
3        SEC USE ONLY


-------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         WC
-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
-------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        30,785 shares
          NUMBER OF             -----------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                      -0-
           PERSON               -----------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        30,785 shares
                                -----------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         30,785 shares
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.26%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
-------------------------------------------------------------------------------

-----------------------------                      ----------------------------
7236433300                                                       Page  6 of 22
-----------------------------                      ----------------------------

-------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Sandler Capital Structure Opportunities Master Fund, Ltd.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

-------------------------------------------------------------------------------
3        SEC USE ONLY


-------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         WC
-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
-------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        10,000 shares
          NUMBER OF             -----------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                      -0-
           PERSON               -----------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        10,000 shares
                                -----------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,000 shares
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.08%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
-------------------------------------------------------------------------------

-----------------------------                      ----------------------------
7236433300                                                       Page  7 of 22
-----------------------------                      ----------------------------

-------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Andrew Sandler
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

-------------------------------------------------------------------------------
3        SEC USE ONLY


-------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         WC
-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
          NUMBER OF             -----------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                      91,894 shares
           PERSON               -----------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        -0-
                                -----------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        91,894 shares
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         91,894 shares
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.78%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         IN
-------------------------------------------------------------------------------

-----------------------------                      ----------------------------
7236433300                                                       Page  8 of 22
-----------------------------                      ----------------------------

-------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Sandler Capital Management
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

-------------------------------------------------------------------------------
3        SEC USE ONLY


-------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         WC
-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
-------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
          NUMBER OF             -----------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                      91,894 shares
           PERSON               -----------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        -0-
                                -----------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        91,894 shares
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         91,894 shares
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.78%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
-------------------------------------------------------------------------------

-----------------------------                      ----------------------------
7236433300                                                       Page  9 of 22
-----------------------------                      ----------------------------

-------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Douglas Schimmel
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

-------------------------------------------------------------------------------
3        SEC USE ONLY


-------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         WC
-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
          NUMBER OF             -----------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                      10,000 shares
           PERSON               -----------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        -0-
                                -----------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        10,000 shares
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,000 shares
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.08%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         IN
-------------------------------------------------------------------------------

-----------------------------                      ----------------------------
7236433300                                                       Page 10 of 22
-----------------------------                      ----------------------------


         This Amendment No. 1 to Schedule 13D (this "Statement") relates to the common stock, par value $.01 per share (the "Common Stock"), of Pioneer Companies, Inc. (the "Issuer"). This Statement supplementally amends the initial statement on Schedule 13D, filed on May 12, 2006 (the "Initial Statement"), by the Reporting Persons (as defined herein). This Amendment No. 1 is being filed by the Reporting Persons to report that, as a result of recent transactions in the Common Stock, the beneficial ownership of each of the Reporting Persons has decreased by more than one percent of the outstanding shares of Common Stock of the Issuer and each of the Reporting Persons is no longer the beneficial owner of more than five percent of the outstanding Common Stock of the Issuer.


ITEM 2.  IDENTITY AND BACKGROUND.

         Item 2 of the Initial Statement is hereby replaced in its entirety with the following:

         This Statement is being filed by a group, as defined in Rule 13d-5 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, by each of the following persons (sometimes referred to herein collectively as "Reporting Persons"):

         (i) Sandler Associates, a New York limited partnership ("SA"), by virtue of its beneficial ownership of 32,370 shares of the Common Stock covered by this Statement;

         (ii) Sandler Associates II, LP, a New York limited partnership ("SA II"), by virtue of its beneficial ownership of 1,480 shares of the Common Stock covered by this Statement;

         (iii) Sandler Offshore Fund, Inc., a company formed under the laws of the British Virgin Islands ("SOF"), by virtue of its beneficial ownership of 13,574 shares of the Common Stock covered by this Statement;

         (iv) Sandler Plus Master Fund, Ltd., a company formed under the laws of the Cayman Islands ("SPF"), by virtue of its beneficial ownership of 30,785 shares of the Common Stock covered by this Statement;

         (v) Sandler Capital Structure Opportunities Master Fund, Ltd., a company formed under the laws of the Cayman Islands ("SCSOF"), by virtue of its beneficial ownership of 22,000 shares of the Common Stock covered by this Statement;

         (vi) Andrew Sandler, a U.S. citizen, by virtue of his being the portfolio manager of SA, SA II, SOF, SPF and various managed accounts, as a result of which he may be deemed to have beneficial ownership of 91,894 shares of Common Stock covered by this Statement;

         (vii) Sandler Capital Management, a registered investment advisor and a New York general partnership ("SCM"), by virtue of its being the investment adviser to SA, SA II, SOF, SPF, SCSOF and various managed accounts, as a result of which it may be deemed to have beneficial ownership of 91,894 shares of Common Stock covered by this Statement; and

         (viii) Douglas Schimmel, a U.S. citizen, by virtue of his being the portfolio manager of SCSOF, as a result of which he may be deemed to have beneficial ownership of 10,000 shares of Common Stock covered by this Statement.

-----------------------------                      ----------------------------
7236433300                                                       Page 11 of 22
-----------------------------                      ----------------------------


         Each Reporting Person is in the business of acquiring, holding and disposing of interests in various companies for investment purposes. The address of the principal office of each Reporting Person (other than SOF, SPF and SCSOF) is 711 Fifth Avenue, 15th Floor, New York, NY 10022. The address of the principal office of SOF, SPF and SCSOF is c/o Olympia Capital International Inc., Williams House, 20 Reid Street, Hamilton HM11, Bermuda.

         There are six general partners of SCM (the "SCM General Partners"). The SCM General Partners are MJDM Corp., ALCR Corp., ARH Corp., SERF Corp., and JYK SCM Corp., each of which has a business address of 711 Fifth Avenue, 15th Floor, New York, New York 10022 and is in the business of acquiring, holding and disposing of interests in various companies for investment purposes. Each SCM General Partner (other than ARH Corp. and ALCR Corp.) is a New York corporation. ARH Corp. and ALCR Corp. are Delaware corporations. The attached Schedule A sets forth the controlling persons, the executive officers and the directors of each of the SCM General Partners, and contains the following information with respect to each such person: (i) name, (ii) citizenship, and
(iii) present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted.

         There are seven general partners of each of SA and SA II (the "SA and SA II General Partners"). The SA and SA II General Partners are Michael Marocco, Andrew Sandler, Douglas Schimmel, Harvey Sandler, JYK SA LLC, and The Harvey Sandler Revocable Trust, each of which (other than The Harvey Sandler Revocable Trust) has a business address of 711 Fifth Avenue, 15th Floor, New York, New York 10022 and is in the business of acquiring, holding and disposing of interests in various companies for investment purposes. The Harvey Sandler Revocable Trust has an address of 17591 Lake Estate Drive, Boca Raton, FL 33496. Each of Michael Marocco, Andrew Sandler, Douglas Schimmel and Harvey Sandler is a U.S. citizen. JYK SA LLC is a New York limited liability company. The attached Schedule B sets forth the controlling persons, the executive officers and the directors of each of The Harvey Sandler Revocable Trust and JYK SA LLC, and contains the following information with respect to each such person: (i) name, (ii) citizenship, and (iii) present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted.

         None of the Reporting Persons and to the best of each of the Reporting Person's knowledge none of the persons named in Schedule A or Schedule B hereto, has during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a) As of the date hereof, each of SA, SA II, SOF, SPF and SCSOF each own of record 32,370 shares of Common Stock, 1,480 shares of Common Stock, 13,574 shares of Common Stock, 30,785 shares of common Stock and 10,000 shares of Common Stock, respectively, or 0.27%, 0.01%, 0.12%, 0.26% and 0.08% respectively, of the Company's issued and outstanding shares of Common Stock.

         By virtue of the fact that SCM is the investment adviser to and is authorized and empowered to vote and dispose of the securities held by SA, SAII, SOF, SPF, SCSOF and various managed accounts, SCM may be deemed to share voting power and the power to direct the disposition of the shares of Common

-----------------------------                      ----------------------------
7236433300                                                       Page 12 of 22
-----------------------------                      ----------------------------


Stock which each owns of record. Accordingly, as of the date hereof, SCM may be deemed to own beneficially an aggregate of 91,894 shares of Common Stock or 0.78% of the Company's issued and outstanding shares of Common Stock.

         By virtue of the fact that Andrew Sandler is the portfolio manager of SA, SAII, SOF, SPF and various managed accounts and is authorized and empowered to vote and dispose of the securities held by SA, SA II, SOF, SPF, SCSOF and various managed accounts, Andrew Sandler may be deemed to share voting power and the power to direct the disposition of the shares of Common Stock which each owns of record. Accordingly, as of the date hereof, Andrew Sandler may be deemed to own beneficially an aggregate of 91,894 shares of Common Stock or 0.78% of the Company's issued and outstanding shares of Common Stock.

         By virtue of the fact that Douglas Schimmel is the portfolio manager of SCSOF and is authorized and empowered to vote and dispose of the securities held by SCSOF, Douglas Schimmel may be deemed to share voting power and the power to direct the disposition of the shares of Common Stock which each owns of record. Accordingly, as of the date hereof, Douglas Schimmel may be deemed to own beneficially an aggregate of 22,000 shares of Common Stock or 0.08% of the Company's issued and outstanding shares of Common Stock.

         (b) SA has the sole power to direct the vote and the sole power to direct the disposition of the 32,370 shares of Common Stock that may be deemed to be owned beneficially by it. SA II has the sole power to direct the vote and the sole power to direct the disposition of the 1,480 shares of Common Stock that may be deemed to be owned beneficially by it. SOF has the sole power to direct the vote and the sole power to direct the disposition of the 13,574 shares of Common Stock that may be deemed to be owned beneficially by it. SPF has the sole power to direct the vote and the sole power to direct the disposition of the 30,785 shares of Common Stock that may be deemed to be owned beneficially by it. SCSOF has the sole power to direct the vote and the sole power to direct the disposition of the 10,000 shares of Common Stock that may be deemed to be owned beneficially by it. SCM has the shared power to direct the vote and the shared power to direct the disposition of the 91,894 shares of Common Stock that may be deemed to be owned beneficially by it. Andrew Sandler has the shared power to direct the vote and the shared power to direct the disposition of the 91,894 shares of Common Stock that may be deemed to be owned beneficially by him. Douglas Schimmel has the shared power to direct the vote and the shared power to direct the disposition of the 10,000 shares of Common Stock that may be deemed to be owned beneficially by him.

         (c) Except for the transactions listed on Schedule C hereto, to the knowledge of the Reporting Persons with respect to the persons named in response to paragraph (a), none of the persons named in response to paragraph
(a) has effected any transactions in shares of Common Stock during the past 60 days.

         (d) No person other than the persons listed is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any securities owned by any member of the group.

         (e) The Reporting Persons ceased to be the beneficial owner of more than five percent of the Common Stock on December 20. 2006.


ITEM 7.  MATERIALS TO BE FILED AS EXHIBITS.

         Exhibit 7.01:   Joint Filing Agreement

-----------------------------                      ----------------------------
7236433300                                                       Page 13 of 22
-----------------------------                      ----------------------------


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of December 22, 2006.

                                     SANDLER CAPITAL MANAGEMENT
                                     By: MJDM Corp., a general partner

                                     By: /s/ Moira Mitchell
                                         ----------------------------
                                     Name:  Moira Mitchell
                                     Title: President


                                     SANDLER ASSOCIATES

                                     By: /s/ Andrew Sandler
                                         ----------------------------
                                     Name:  Andrew Sandler
                                     Title: General Partner


                                     SANDLER ASSOCIATES II, L.P.

                                     By: /s/ Andrew Sandler
                                         ----------------------------
                                     Name:  Andrew Sandler
                                     Title: General Partner


                                     SANDLER OFFSHORE FUND, INC.

                                     By: /s/ Steven Warshavsky
                                         -----------------------------
                                     Name:  Steven Warshavsky
                                     Title: Director


                                     SANDLER PLUS MASTER FUND, LTD.

                                     By: /s/ Steven Warshavsky
                                         ----------------------------
                                     Name:  Steven Warshavsky
                                     Title: Director

-----------------------------                      ----------------------------
7236433300                                                       Page 14 of 22
-----------------------------                      ----------------------------


                                     SANDLER CAPITAL STRUCTURE OPPORTUNITIES
                                     MASTER FUND, LTD.

                                     By: /s/ Steven Warshavsky
                                         ----------------------------
                                     Name:  Steven Warshavsky
                                     Title: Director


                                     By: /s/ Andrew Sandler
                                     --------------------------------
                                     Name:  Andrew Sandler


                                     By: /s/ Douglas Schimmel
                                     --------------------------------
                                     Name:  Douglas Schimmel

-----------------------------                      ----------------------------
7236433300                                                       Page 15 of 22
-----------------------------                      ----------------------------


                                                                   EXHIBIT 7.01

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Pioneer Companies Inc. and that this Agreement be included as an Exhibit to such statement.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of December 22, 2006.

                                     SANDLER CAPITAL MANAGEMENT
                                     By: MJDM Corp., a general partner


                                     By: /s/ Moira Mitchell
                                         ----------------------------
                                     Name:  Moira Mitchell
                                     Title: President


                                     SANDLER ASSOCIATES

                                     By: /s/ Andrew Sandler
                                         ----------------------------
                                     Name:  Andrew Sandler
                                     Title: General Partner


                                     SANDLER ASSOCIATES II, L.P.

                                     By: /s/ Andrew Sandler
                                         ----------------------------
                                     Name:  Andrew Sandler
                                     Title: General Partner


                                     SANDLER OFFSHORE FUND, INC.

                                     By: /s/ Steven Warshavsky
                                         -----------------------------
                                     Name:  Steven Warshavsky
                                     Title: Director


                                     SANDLER PLUS MASTER FUND, LTD.

                                     By: /s/ Steven Warshavsky
                                         ----------------------------
                                     Name:  Steven Warshavsky
                                     Title: Director

-----------------------------                      ----------------------------
7236433300                                                       Page 16 of 22
-----------------------------                      ----------------------------


                                     SANDLER CAPITAL STRUCTURE OPPORTUNITIES
                                     MASTER FUND, LTD.

                                     By: /s/ Steven Warshavsky
                                         ----------------------------
                                     Name:  Steven Warshavsky
                                     Title: Director


                                     By: /s/ Andrew Sandler
                                     --------------------------------
                                     Name:  Andrew Sandler


                                     By: /s/ Douglas Schimmel
                                     --------------------------------
                                     Name:  Douglas Schimmel


                                   SCHEDULE A

The following Schedule sets forth the controlling persons, the executive officers and the directors of each of the SCM General Partners, and contains the following information with respect to each such person: (i) name, (ii) citizenship, and (iii) present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted.

                                   MJDM CORP.

            Michael Marocco, Sole Shareholder and Controlling Person
                                 United States
                               Managing Director
                          Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


                           Moira Mitchell, President
                                 United States
                                 Administrative
                          Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


              Kathy Rose, Vice President, Treasurer and Secretary
                                 United States
                                 Administrative
                          Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


                            Michael Todres, Director
                                 United States
                                   Accountant
                             Todres and Rubin LLP,
                                   Accounting
                                400 Post Avenue
                                   Suite 205
                            Westbury, New York 11590

-----------------------------                      ----------------------------
7236433300                                                       Page 17 of 22
-----------------------------                      ----------------------------


                                   ALCR CORP.

            Andrew Sandler, Sole Shareholder and Controlling Person
                                 United States
                               Managing Director
                          Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


                           Moira Mitchell, President
                                 United States
                                 Administrative
                          Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


                     Ellen O'Keefe, Treasurer and Secretary
                                 United States
                                 Administrative
                          Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


                            Ricky Sandler, Director
                                 United States
                                  Investments
                             Eminence Partners LLC,
                             Investment Management
                                 20 Park Avenue
                                   Suite 3300
                            New York, New York 10166

                                   ARH CORP.


          Harvey Sandler, Majority Shareholder and Controlling Person
                                 United States
                                    Founder
                          Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


                          Jeffrey M. Levine, President
                                 United States
                            Chief Financial Officer
                              Sandler Enterprises,
                              Investment Services
                             1555 North Park Drive
                                   Suite 101
                             Weston, Florida 33329

-----------------------------                      ----------------------------
7236433300                                                       Page 18 of 22
-----------------------------                      ----------------------------


                    Moira Mitchell, Treasurer and Secretary
                                 United States
                                 Administrative
                          Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


                            Ricky Sandler, Director
                                 United States
                                  Investments
                             Eminence Partners LLC,
                             Investment Management
                                 20 Park Avenue
                                   Suite 3300
                            New York, New York 10166


                                   SERF CORP.

           Douglas Schimmel, Sole Shareholder and Controlling Person
                                 United States
                               Managing Director
                          Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


                           Moira Mitchell, President
                                 United States
                                 Administrative
                          Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


                    Kathy Rose, Vice President and Secretary
                                 United States
                                 Administrative
                          Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022

-----------------------------                      ----------------------------
7236433300                                                       Page 19 of 22
-----------------------------                      ----------------------------

                            Michael Todres, Director
                                 United States
                                   Accountant
                             Todres and Rubin LLP,
                                   Accounting
                                400 Post Avenue
                                   Suite 205
                            Westbury, New York 11590

                                 JYK SCM CORP.

                Jae Kim, Sole Shareholder and Controlling Person
                                 United States
                               Managing Director
                          Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


                           Moira Mitchell, President
                                 United States
                                 Administrative
                          Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


                    Kathy Rose, Vice President and Secretary
                                 United States
                                 Administrative
                          Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022


                            Michael Todres, Director
                                 United States
                                   Accountant
                             Todres and Rubin LLP,
                                   Accounting
                                400 Post Avenue
                                   Suite 205
                            Westbury, New York 11590

-----------------------------                      ----------------------------
7236433300                                                       Page 20 of 22
-----------------------------                      ----------------------------



                                   SCHEDULE B

The following Schedule sets forth the controlling persons, the executive officers and the directors of each of the SA and SA II General Partners which are not individuals, and contains the following information with respect to each such person: (i) name, (ii) citizenship, and (iii) present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted.

                       THE HARVEY SANDLER REVOCABLE TRUST
              Harvey Sandler, Sole Trustee and Controlling Person
                                 United States
                                    Founder
                          Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022

                                   JYK SA LLC

            Jae Kim, Sole Member and Manager and Controlling Person
                                 United States
                               Managing Director
                          Sandler Capital Management,
                               Investment Advisor
                                711 Fifth Avenue
                            New York, New York 10022

-----------------------------                      ----------------------------
7236433300                                                       Page 21 of 22
-----------------------------                      ----------------------------


                                   SCHEDULE C

----------------------------------------------------------------------------------------------------------------------------
                                                              NATURE O
                                              DATE OF         TRANSACTION (OPEN MARKET     NUMBER
FOR THE ACCOUNT OF                          TRANSACTION       PURCHASE OR OPEN MARKET      SECURITIES      PRICER PER SHARE
----------------------------------------------------------------------------------------------------------------------------
Sandler Capital Structure Opportunities       10/13/06        Open market sale                                  26.4687
Master Fund, Ltd.                                                                             5,000
Managed Account                               10/27/06        Open market sale                1,600             25.9115
Managed Account                               10/27/06        Open market sale                  800             25.9115
Sandler Plus Master Fund, Ltd.                10/27/06        Open market sale               10,100             25.9115
Managed Account                               10/27/06        Open market sale                3,300             25.9115
Sandler Associates                            10/27/06        Open market sale               17,300             25.9115
Sandler Associates II, LP                     10/27/06        Open market sale                  900             25.9115
Sandler Offshore Fund, Inc.                   10/27/06        Open market sale                6,000             25.9115
Sandler Plus Master Fund, Ltd.                11/2/06         open market sale                6,300             25.5000
Sandler Associates                            11/2/06         open market sale                4,900             25.5000
Sandler Associates II, LP                     11/2/06         open market sale                  100             25.5000
Sandler Offshore Fund, Inc.                   11/2/06         open market sale                5,100             25.5000
Managed Account                               11/7/06         open market sale                 1,00             26.1658
Managed Account                               11/7/06         open market sale                  700             26.1658
Sandler Plus Master Fund, Ltd.                11/7/06         open market sale                7,100             26.1658
Managed Account                               11/7/06         open market sale                1,300             26.1658
Sandler Associates                            11/7/06         open market sale               15,500             26.1658
Sandler Associates II, LP                     11/7/06         open market sale                  700             26.1658
Sandler Offshore Fund, Inc.                   11/7/06         open market sale                3,600             26.1658
Managed Account                               11/8/06         open market sale                1,845             26.8278
Managed Account                               11/8/06         open market sale                1,025             26.8278
Sandler Plus Master Fund, Ltd.                11/8/06         open market sale               13,045             26.8278
Managed Account                               11/8/06         open market sale                1,922             26.8278
Sandler Associates                            11/8/06         open market sale               33,475             26.8278
Sandler Associates II, LP                     11/8/06         open market sale                1,153             26.8278
Sandler Offshore Fund, Inc.                   11/8/06         open market sale                7,535             26.8278
Sandler Capital Structure Opportunities       11/8/06         open market sale                5,000             26.8278
Master Fund, Ltd.
Managed Account                               11/9/06         open market sale                  900             25.8184
Managed Account                               11/9/06         open market sale                  500             25.8184
Sandler Plus Master Fund, Ltd.                11/9/06         open market sale                6,500             25.8184
Managed Account                               11/9/06         open market sale                1,000             25.8184
Sandler Associates                            11/9/06         open market sale               11,700             25.8184
Sandler Associates II, LP                     11/9/06         open market sale                  600             25.8184
Sandler Offshore Fund, Inc.                   11/9/06         open market sale                3,800             25.8184
Managed Account                               11/9/06         open market sale                1,000             25.7500
Managed Account                               11/9/06         open market sale                  500             25.7500
Sandler Plus Master Fund, Ltd.                11/9/06         open market sale                6,600             25.7500
Managed Account                               11/9/06         open market sale                 ,000             25.7500
Sandler Associates                            11/9/06         open market sale               11,600             25.7500
Sandler Associates II, LP                     11/9/06         open market sale                  600             25.7500
Sandler Offshore Fund, Inc.                   11/9/06         open market sale                3,700             25.7500
Sandler Capital Structure Opportunities       11/9/06         open market sale                5,000             25.8921

-----------------------------                      ----------------------------
7236433300                                                       Page 22 of 22
-----------------------------                      ----------------------------


                                   SCHEDULE C

----------------------------------------------------------------------------------------------------------------------------
                                                              NATURE O
                                              DATE OF         TRANSACTION (OPEN MARKET     NUMBER
FOR THE ACCOUNT OF                          TRANSACTION       PURCHASE OR OPEN MARKET      SECURITIES      PRICER PER SHARE
----------------------------------------------------------------------------------------------------------------------------
Master Fund, Ltd.
Managed Account                               11/17/06        open market sale                2,400             27.2500
Managed Account                               11/17/06        open market sale                1,300             27.2500
Sandler Plus Master Fund, Ltd.                11/17/06        open market sale               11,000             27.2500
Managed Account                               11/17/06        open market sale                2,600             27.2500
Sandler Associates                            11/17/06        open market sale               26,400             27.2500
Sandler Associates II, LP                     11/17/06        open market sale                1,400             27.2500
Sandler Offshore Fund, Inc.                   11/17/06        open market sale                4,900             27.2500
Managed Account                               12/1/06         open market sale                1,900             26.9404
Managed Account                               12/1/06         open market sale                1,200             26.9404
Sandler Plus Master Fund, Ltd.                12/1/06         open market sale                7,600             26.9404
Managed Account                               12/1/06         open market sale                2,300             26.9404
Sandler Associates                            12/1/06         open market sale               26,700             26.9404
Sandler Associates II, LP                     12/1/06         open market sale                1,400             26.9404
Sandler Offshore Fund, Inc.                   12/1/06         open market sale                8,900             26.9404
Managed Account                               12/4/06         open market sale                  700             28.3580
Managed Account                               12/4/06         open market sale                  400             28.3580
Sandler Plus Master Fund, Ltd.                12/4/06         open market sale                4,900             28.3580
Managed Account                               12/4/06         open market sale                  800             28.3580
Sandler Associates                            12/4/06         open market sale                9,700             28.3580
Sandler Associates II, LP                     12/4/06         open market sale                  400             28.3580
Sandler Offshore Fund, Inc.                   12/4/06         open market sale                3,100             28.3580
Managed Account                               12/5/06         open market sale                1,000             29.3794
Managed Account                               12/5/06         open market sale                  500             29.3794
Sandler Plus Master Fund, Ltd.                12/5/06         open market sale                6,200             29.3794
Managed Account                               12/5/06         open market sale                1,000             29.3794
Sandler Associates                            12/5/06         open market sale               11,800             29.3794
Sandler Associates II, LP                     12/5/06         open market sale                  600             29.3794
Sandler Offshore Fund, Inc.                   12/5/06         open market sale                3,900             29.3794
Managed Account                               12/8/06         open market sale                  900             29.8990
Managed Account                               12/8/06         open market sale                  500             29.8990
Sandler Plus Master Fund, Ltd.                12/8/06         open market sale                6,200             29.8990
Managed Account                               12/8/06         open market sale                1,000             29.8990
Sandler Associates                            12/8/06         open market sale               12,000             29.8990
Sandler Associates II, LP                     12/8/06         open market sale                  600             29.8990
Sandler Offshore Fund, Inc.                   12/8/06         open market sale                3,800             29.8990
Managed Account                               12/12/06        open market sale                  700             29.5689
Managed Account                               12/12/06        open market sale                  400             29.5689
Sandler Plus Master Fund, Ltd.                12/12/06        open market sale                4,900             29.5689
Managed Account                               12/12/06        open market sale                  800             29.5689
Sandler Associates                            12/12/06        open market sale                9,600             29.5689
Sandler Associates II, LP                     12/12/06        open market sale                  500             29.5689
Sandler Offshore Fund, Inc.                   12/12/06        open market sale                3,100             29.5689